UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Artes Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2007

The annual meeting of stockholders of Artes Medical, Inc. (the “Company”) will be held on Tuesday, June 12, 2007, at 9:00 a.m. (Pacific Daylight Time), at the San Diego Marriott Del Mar located at 11966 El Camino Real, San Diego, California 92130 for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class I directors to our board of directors to hold office until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Only stockholders of record at the close of business on April 20, 2007 will be entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements of the annual meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the annual meeting and during normal business hours at our corporate offices located at 5870 Pacific Center Boulevard, San Diego, California 92121 for at least 10 days prior to the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. If you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting in person and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

BY ORDER OF THE BOARD OF DIRECTORS

Karla R. Kelly
General Counsel and Corporate Secretary

San Diego, California
April 27, 2007

YOUR VOTE IS IMPORTANT!

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2007
RECORD DATE AND OUTSTANDING SECURITIES
QUORUM AND VOTING
PROXIES
REVOCATION OF PROXY
SOLICITATION AND COSTS
BOARD OF DIRECTORS
DIRECTOR NOMINATIONS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTANT FEES AND SERVICES
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, CA 92121
(858) 550-9999

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2007

Artes Medical, Inc. is furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held on Tuesday, June 12, 2007, at 9:00 a.m. (Pacific Daylight Time), at the San Diego Marriott Del Mar located at 11966 El Camino Real, San Diego, California 92130, and at any adjournments or postponements of the annual meeting. We are mailing these materials to stockholders on or about May 7, 2007. Unless the context requires otherwise, the words “we,” the “Company,” “us” and “our” refer to Artes Medical, Inc., and our wholly-owned subsidiary, Artes Medical Germany GmbH.

RECORD DATE AND OUTSTANDING SECURITIES

Only holders of our common stock as of the close of business on April 20, 2007 are entitled to notice of, and to vote at, the annual meeting. Stockholders who hold our shares in “street name” may vote at the annual meeting only if they hold a valid proxy from their broker. As of April 20, 2007, there were 16,442,604 shares of our common stock issued and outstanding.

QUORUM AND VOTING

The specific proposals to be considered and acted on at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. Each stockholder is entitled to one vote for each share of our common stock held on the record date. Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.” A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those items for which your broker cannot vote result in broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. For proposals that require an affirmative vote of the majority of shares present and entitled to vote, abstentions will be counted towards the number of votes cast and will have the same effect as negative votes. However, abstentions will have no impact on the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has received the requisite vote.

The two nominees for election as directors who receive the highest number of affirmative votes (among votes properly cast in person or by proxy) will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

PROXIES

If you properly sign and return the enclosed form of proxy, the shares represented thereby will be voted at the annual meeting in accordance with your instructions specified therein. If your proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our board of directors unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given the proxy will be voted FOR the approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

REVOCATION OF PROXY

A stockholder of record may revoke a proxy at any time before it is voted at the annual meeting by (i) delivering a proxy revocation or another duly executed proxy bearing a later date to our Corporate Secretary at 5870 Pacific Center Boulevard, San Diego, California 92121 or (ii) attending the annual meeting and voting in person. Attendance at the annual meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting by written ballot.

SOLICITATION AND COSTS

We will bear the entire cost of soliciting proxies for the annual meeting, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, electronic mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit proxies other than by mail.

BOARD OF DIRECTORS

The name, age, committee membership, if any, and term of each member of our board of directors is set forth below as of April 20, 2007:

			Term Expires at the
			Annual Meeting Held in
Name	Age	Position	the Year

Christopher J. Reinhard	54	Executive Chairman of the Board	2008
Diane S. Goostree	51	Chief Executive Officer, President and Director	2009
Daren J. Barone(1)	42	Director	2007
John R. Costantino(1)	60	Director	2008
Lon E. Otremba(1)	49	Director	2007

(1)	Member of the audit committee, compensation committee and nominating and corporate governance committee.

Directors with a Term Ending at the 2007 Annual Meeting of Stockholders and Director Nominations for the Term Ending at the 2010 Annual Meeting of Stockholders

At the annual meeting, our stockholders will vote on the election of Daren J. Barone and Lon E. Otremba as Class I directors to serve for a three year term until the annual meeting of stockholders in 2010 and until their successors are duly elected and qualified. Any proxy granted with respect to the annual meeting cannot be voted on for greater than two director nominees. Each of the board nominees listed in this proxy statement are current directors standing for re-election.

Daren J. Barone has been a director since December 2004. Mr. Barone is chief executive officer of The Barone Group, a capital management firm specializing in real estate development and investments. From June 1989 to April 2003, Mr. Barone was chief executive officer at Watkins Contracting, Inc., an environmental remediation company. Mr. Barone is actively involved with the Juvenile Diabetes Research Foundation and on the board of directors for the USO in San Diego.

Lon E. Otremba has been a director since March 2006. He is the principal managing partner of Lon E. Otremba, Strategic and Operational Management Advisory, a management advisory firm. Mr. Otremba most recently served as chief executive officer and a director of Muzak, LLC, a leading provider of commercial music services, from September 2003 to July 2005. Prior to joining Muzak, LLC, Mr. Otremba served as executive vice president, strategic planning and operations of the AOL Interactive Marketing Group of Time Warner, from May 2002 to August 2003, and as executive vice president, strategic planning, of the AOL Time Warner Local Partnership Group from February 2001 to April 2002. From November 2000 to January 2002, Mr. Otremba served as chief executive officer and a director of a privately held technology company. Mr. Otremba currently also serves on the board of directors of Cardium Therapeutics, Inc., a publicly-traded medical technology company, and on the board of a non-profit, independent school in Roslyn, New York. Mr. Otremba holds a B.A. in marketing and economics from Michigan State University.

Directors with a Term Ending at the 2008 Annual Meeting of Stockholders

Christopher J. Reinhard has been our executive chairman of our board of directors since June 2004. Since December 2003, Mr. Reinhard has also served as chairman of the board and chief executive officer of Cardium Therapeutics, Inc., a publicly-traded medical technology company. From July 2002 to December 2004, Mr. Reinhard served as chief executive officer of Collateral Therapeutics, Inc., a publicly-traded biotechnology company. Prior to the acquisition of Collateral Therapeutics, Inc. by Schering AG in July 2002, Mr. Reinhard worked for Collateral Therapeutics in a variety of roles from June 1995 to July 2002, including chief financial officer and president. Mr. Reinhard holds a B.S. in finance and an M.B.A. from Babson College.

John R. Costantino has been a director since June 2006. Since January 2006, Mr. Costantino has also served as managing general partner of NGN Capital LLC, a venture capital advisory firm focusing on the healthcare and biotechnology industries. He has served as vice president of Walden Capital Partners since 1994, and has been a managing director at Walden Partners Ltd., a merchant bank providing consulting and investing services, since 1992. Mr. Costantino currently also serves on the board of directors of GE Funds, GE Investment Funds, Inc., GE Institutional Funds and GE LifeStyle Funds, each management investment companies. Mr. Costantino holds a B.S. from Fordham University and a J.D. from Fordham Law School. He is also a Certified Public Accountant.

Director with a Term Ending at the 2009 Annual Meeting of Stockholders

Diane S. Goostree has been our chief executive officer since November 2006 and our president since March 2006. She also served as our chief operating officer from March 2006 to November 2006. From September 2002 to February 2006, Ms. Goostree was employed with SkinMedica, Inc., a dermatology specialty pharmaceutical company, most recently serving as senior vice president, corporate development and operations. From May 2002 to September 2002, Ms. Goostree served as a consultant for SkinMedica, Inc. From November 2000 to May 2002, Ms. Goostree served as vice president, business development at Elan Pharmaceuticals, Inc., a publicly-traded biotechnology company. Prior to that, Ms. Goostree worked for Dura Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, in a variety of roles, including regional sales director, and most recently as vice president of business development from September 1995 until its acquisition by Elan Pharmaceuticals in November 2000. Ms. Goostree holds a B.S. in chemical engineering from the University of Kansas and an M.B.A. from the University of Missouri in Kansas City.

DIRECTOR NOMINATIONS

Criteria for Board Membership.  In selecting candidates for appointment or re-election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board, seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market (“Nasdaq”), and that members of our audit committee meet the financial literacy and sophistication requirements under Nasdaq’s rules and regulations, including that at least one of them qualifies as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (the “SEC”). Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to board duties.

Stockholder Nominees.  The nominating and corporate governance committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating and corporate governance committee c/o the Corporate Secretary and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in our Bylaws and under the section titled, “Stockholder Proposals for 2008 Annual Meeting” below.

Process for Identifying and Evaluating Nominees.  The nominating and corporate governance committee believes we are well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will renominate incumbent directors who continue to be qualified for board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on our board occurs between annual stockholder meetings, the nominating and corporate governance committee will seek out potential candidates for board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of our board, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating and corporate governance committee. Candidates meriting serious consideration will meet with all members of our board. Based on this input, the nominating and corporate governance committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the nominating and corporate governance committee should recommend to our board that this candidate be appointed to fill a current vacancy on our board, or presented for the approval of the stockholders, as appropriate.

Since becoming a public reporting company in December 2006, we have never received a proposal from a stockholder to nominate a director. Although the nominating and corporate governance committee has not adopted a formal policy with respect to stockholder nominees, the nominating and corporate governance committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Director Nominees.  Each of the board nominees listed in this proxy statement are current directors standing for re-election. Both of these directors were initially appointed as directors to fill vacancies on our board. These directors were recommended by our stockholders to fill the board vacancies.

No Family Relationships.  There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

We strive to operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. We have implemented corporate governance procedures and guidelines to respond to the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and Nasdaq. We believe that our current corporate governance structure and procedures, including our board committees, comply with existing corporate governance requirements. We will strive to maintain our board and committees in full compliance with these corporate governance requirements on an ongoing basis. We will also continue to regularly monitor developments in the area of corporate governance.

Board and Committee Meetings and Actions

Fiscal year 2006 was a transitional year for our company as strengthened our management team, prepared for our initial public offering and the commercial launch of our first product, ArteFill®. Our board of directors met 32 times and acted by written consent 13 times during fiscal year 2006. Our audit committee met six times during fiscal year 2006. Our compensation committee met two times. Our nominating and corporate governance committee met two times during fiscal year 2006. Each member of our board attended 75% or more of the board meetings during fiscal year 2006, and the board members who served on the audit, compensation nominating and corporate governance committee attended at least 75% of the committee meetings during fiscal year 2006, except for Mr. Barone who attended four of the six audit committee meetings during fiscal year 2006.

Board Independence

Our board has determined that the following directors are “independent” under Nasdaq’s current listing standards:

Daren J. Barone
John R. Costantino
Lon E. Otremba

Under applicable SEC and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and our company are required to be disclosed and preclude a finding by our board that the director is independent. In addition to transactions required to be disclosed under SEC rules, our board considered certain other relationships in making its independence determinations, and determined in each case that such other relationships did not impair the director’s ability to exercise independent judgment on our behalf.

Board Committees

Our board has established an audit committee, a compensation committee and a nominating and corporate governance committee. Pursuant to our amended and restated bylaws, our board may from time to time establish other committees to facilitate the management of our business and operations.

Audit Committee.  Our audit committee consists of Messrs. Barone, Costantino and Otremba, with Mr. Barone serving as its chair. The audit committee is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent registered public accounting firm the effectiveness of our financial controls and accounting and reporting practices and procedures. In addition, the audit committee reviews the qualifications of our independent registered public accounting firm, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. We believe that our audit committee members meet the requirements for independence and financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by Nasdaq and the SEC. In addition, our board has determined that Mr. Costantino is an audit committee financial expert. We have made these determinations based on information received by our board, including questionnaires provided by the members of our audit committee. We intend to comply with future requirements established by Nasdaq or the SEC to the extent they become applicable to us. The audit committee is governed by a written charter approved by our board. The audit committee’s report is included in this proxy statement.

Compensation Committee.  Our compensation committee consists of Messrs. Barone, Costantino and Otremba, with Mr. Otremba serving as its chair. The compensation committee’s principal responsibilities are to administer our stock plans and to set the salary and incentive compensation, including bonuses and stock option grants, for our executive chairman, our president and chief executive officer and our other executive officers. We believe that our compensation committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by Nasdaq and the SEC. We have made this determination based on information received by our board, including questionnaires provided by the members of our compensation committee. We intend to comply with future requirements established by Nasdaq or the SEC to the extent they become applicable to us. The compensation committee is governed by a written charter approved by our board. The compensation committee’s report is included in this proxy statement.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee consists of Messrs. Barone, Costantino and Otremba, with Mr. Costantino serving as its chair. The nominating and corporate governance committee is responsible for reviewing and making recommendations on the composition of our board and selection of directors, periodically assessing how well our board and its committees are performing, and making recommendations to our board regarding corporate governance matters and practices. We believe that our nominating and corporate governance committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by Nasdaq and the SEC. We have made this determination based on information received by our board, including questionnaires provided by the members of our nominating and corporate governance committee. We intend to comply with future requirements established by Nasdaq or the SEC to the extent they become applicable to us. The compensation committee is governed by a written charter approved by our board. The compensation committee also adopted written corporate governance guidelines for our company.

Charters for our audit, compensation and nominating and corporate governance committees are available to the public at our website at www.artesmedical.com.

Communications with Directors

Any stockholder who desires to contact any member of our board or management can write to:

Artes Medical, Inc.
Attn: Cheryl Monblatt Allen, Senior Director — Investor Relations
5870 Pacific Center Boulevard
San Diego, CA 92121

or send an e-mail to Cheryl Monblatt Allen, Senior Director — Investors Relations at callen@artesmedical.com.

Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of our audit committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the nominating and corporate governance committee. For all other matters, our investor relations personnel will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about our company, or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

We have a policy of encouraging all directors to attend our annual stockholder meetings. We did not hold an annual meeting of stockholders in fiscal year 2006.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is an officer, former officer or employee of our company. No interlocking relationship exists between any of our executive officers or compensation committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all officers and employees, including our executive officers. This code of business conduct and ethics is posted on our website at www.artesmedical.com. Any amendments to, or waivers from, a provision of our code of business conduct and ethics that applies to any of our executive officers or directors will be posted on our website.

Corporate Governance Guidelines

Our nominating and corporate governance committee adopted corporate governance guidelines to assist our board in exercising its responsibilities. These guidelines reflect our board’s commitment to building long-term stockholder value with an emphasis on corporate governance. We have posted a copy of the guidelines on our website at www.artesmedical.com. Copies of the guidelines may be obtained free of charge from our website. Any amendments to, or waivers from, a provision of our corporate governance guidelines that applies to any of our executive officers or directors will be posted on our website.

Comprehensive Compliance Program

Our board has also adopted a comprehensive compliance program regarding our company’s commitment to comply with the rules, regulations and policies governing the marketing and sale of our products. We have posted a copy of this program on our website at www.artesmedical.com. Copies of the guidelines may be obtained free of charge from our website.

Annual Report

A copy of our annual report for fiscal year 2006 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

We filed an annual report on Form 10-K with the SEC on or about March 30, 2007. Our Form 10-K is included as part of our annual report. Stockholders may also obtain a copy of this report online at www.sec.gov, or without charge, by writing to our Corporate Secretary, at our principal executive offices located at 5870 Pacific Center Boulevard, San Diego, CA 92121.

EXECUTIVE OFFICERS

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers and significant employees as of April 20, 2007:

Name	Age	Position

Christopher J. Reinhard	54	Executive Chairman of the Board
Diane S. Goostree	51	Chief Executive Officer, President and Director
Peter C. Wulff	47	Executive Vice President and Chief Financial Officer
Karla R. Kelly, J.D.	53	Chief Legal Officer, General Counsel and Corporate Secretary
Adelbert L. Stagg, Ph.D.	60	Vice President — Regulatory Affairs and Quality
Russell J. Anderson	51	Vice President — New Products Engineering
Larry J. Braga	45	Vice President — Manufacturing
Susan A. Brodsky-Thalken	53	Vice President — U.S. Sales and Training
Frank M. Fazio	38	Vice President — Marketing

Christopher J. Reinhard has been our executive chairman of our board of directors since June 2004. Since December 2003, Mr. Reinhard has also served as chairman of the board and chief executive officer of Cardium Therapeutics, Inc., a publicly-traded medical technology company. From July 2002 to December 2004, Mr. Reinhard served as chief executive officer of Collateral Therapeutics, Inc., a publicly-traded biotechnology company. Prior to the acquisition of Collateral Therapeutics, Inc. by Schering AG in July 2002, Mr. Reinhard worked for Collateral Therapeutics in a variety of roles from June 1995 to July 2002, including chief financial officer and president. Mr. Reinhard holds a B.S. in finance and an M.B.A. from Babson College.

Diane S. Goostree has been our chief executive officer since November 2006 and our president since March 2006. She also served as our chief operating officer from March 2006 to November 2006. From September 2002 to February 2006, Ms. Goostree was employed with SkinMedica, Inc., a dermatology specialty pharmaceutical company, most recently serving as senior vice president, corporate development and operations. From May 2002 to September 2002, Ms. Goostree served as a consultant for SkinMedica, Inc. From November 2000 to May 2002, Ms. Goostree served as vice president, business development at Elan Pharmaceuticals, Inc., a publicly-traded biotechnology company. Prior to that, Ms. Goostree worked for Dura Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, in a variety of roles, including regional sales director, and most recently as vice president of business development from September 1995 until its acquisition by Elan Pharmaceuticals in November 2000. Ms. Goostree holds a B.S. in chemical engineering from the University of Kansas and an M.B.A. from the University of Missouri in Kansas City.

Peter C. Wulff has been our executive vice president since February 2007 and our Chief Financial Officer since January 2005. From May 2001 to May 2004, Mr. Wulff served as vice president finance, chief financial officer, treasurer and assistant secretary of CryoCor, Inc., a publicly-traded medical device company. From November 1999 to May 2001, Mr. Wulff served as chief financial officer and treasurer at Natural Alternatives International, Inc., a publicly-traded and international nutritional supplement manufacturer. Mr. Wulff holds a B.A. in both economics and Germanic languages and an M.B.A. in finance from Indiana University. Mr. Wulff is also a Certified Management Accountant.

Karla R. Kelly, J.D.  has been our chief legal officer since June 2006. Prior to that, she served as our vice president, legal affairs from December 2005 to June 2006. She also has been our general counsel and corporate secretary since December 2005. Ms. Kelly has provided legal services to us since 1999. Prior to joining us, Ms. Kelly operated her own law firm, Karla R. Kelly, a Professional Law Corporation, from February 2003 to December 2005. From August 1998 to January 2003, Ms. Kelly practiced as special counsel with the law firm Luce Forward Hamilton & Scripps LLP in San Diego, California. Ms. Kelly holds a B.A. in Nursing from the College of St. Catherine and a J.D. from the George Washington University National Law Center.

Adelbert L. Stagg, Ph.D. has been our vice president, regulatory affairs and quality since March 2007. He previously served as our vice president, regulatory affairs and chief compliance officer since March 2005. From August 1998 to March 2005, Dr. Stagg served as senior director, regulatory affairs of Allergan, Inc., a publicly-traded pharmaceutical company. In 1999, Dr. Stagg was the recipient of the “Hammer Award” from the Vice President of the United States for industry leadership in working with the FDA. Dr. Stagg holds a B.A. in both zoology and history from Andrews University and a Ph.D. in both physiology and pharmacology from Duke University. He also completed a postdoctoral fellowship in the department of cardiology at Duke University.

Russell J. Anderson has been our vice president, new products engineering since March 2007, and he previously served as our vice president, product development and engineering since June 2005. From February 2004 to May 2005, he served as our vice president, engineering and manufacturing. Mr. Anderson was a project engineer at NuVasive, Inc., a publicly-traded medical device company, from February 2003 to February 2004. From October 2002 to November 2003, Mr. Anderson was also a product development consultant for Boston Scientific Corp. and Target Therapeutics, Inc., both publicly-traded medical device companies. From April 2001 to October 2002, Mr. Anderson was director of engineering at Novare Surgical Systems, Inc., a privately held medical device company. Mr. Anderson holds a B.S. in environmental engineering from California Polytechnic State University and an M.B.A. from California State University in Hayward.

Larry J. Braga has been our vice president, manufacturing since June 2005 and previously served as our senior director, Collagen Manufacturing since June 2004. From April 2000 to May 2004, he served as director of manufacturing at Anosys, Inc., a privately held vaccine development company. From November 1997 to April 2000, Mr. Braga served as senior process engineer at Cohesion Technologies Inc., a publicly-traded medical device company. Mr. Braga holds a B.S. in biological sciences from California State University in Hayward. He also holds a California pharmacy exemptee license.

Susan A. Brodsky-Thalken has been our vice president, U.S. sales and training since October 2006. From April 2006 to October 2006, she served as our executive director, U.S. marketing and aesthetic market development. From February 2003 to April 2006, Ms. Brodsky-Thalken was a principal at AAP, Inc. providing consulting services to the aesthetic medical device industry. From April 2002 to January 2003, Ms. Brodsky-Thalken served as vice president, sales of INAMED Corporation, a publicly-traded medical device company. From February 1995 to March 2002, Ms. Brodsky-Thalken served as regional sales director for INAMED Corporation. Ms. Brodsky-Thalken studied biological science at San Francisco State University.

Frank M. Fazio has been our vice president, marketing since June 2006. From March 2005 to May 2006, Mr. Fazio served as director, market development of INAMED Corporation, a publicly-traded medical device company. From May 2002 to March 2005, Mr. Fazio served as director, facial aesthetics of INAMED Corporation. From April 2001 to May 2002, Mr. Fazio was a principal at AMC Consulting, providing consulting services to companies in the medical device industry. Mr. Fazio holds a B.S. in molecular and cellular biology from the University of Arizona.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of each transaction or series of transactions during fiscal year 2006, to which we have been a party, and in which the amount involved did or may exceed $120,000 and in which any of our directors, named executive officers or other executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation.” below. We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties. All of the share and per share numbers in this section reflect the one-for-4.25 reverse stock split of our outstanding common stock and the conversion of all outstanding shares of preferred stock into common stock, which events occurred in December 2006 in connection with the closing of our initial public offering.

Issuances of Stock Options

During fiscal year 2006, we granted stock options to purchase an aggregate of 731,783 shares of our common stock under our 2001 Stock Option Plan to our directors and executive officers at a weighted average exercise price of $7.54 per share. The exercise price of the options issued to these individuals was equal to the fair market value of our common stock on the date of grant. See the table titled “Grant of Plan Based Awards” in Executive Compensation below for information regarding the stock option grants made to our named executive officers in fiscal year 2006 and the table titled “Director Summary Compensation Table” in Director Compensation below for information regarding the stock option grants made to our directors in fiscal year 2006.

In February 2007, we granted a stock option to purchase 300,000 shares of our common stock under our 2005 Equity Incentive Plan to Diane S. Goostree, our chief executive officer and president, at an exercise price of $9.96 per share, which was the closing bid price of our common stock on Nasdaq on the date of grant.

Issuance of Warrant

In January 2006, we granted Christopher J. Reinhard, our executive chairman of the board, a warrant to purchase 35,294 shares of common stock at an exercise price of $5.31 per share, in consideration for services in his capacity as executive chairman of the board during fiscal year 2005. The exercise price of this warrant was equal to the fair market value of our common stock on the date of issuance. This warrant may be exercised at any time before January 3, 2011.

Preferred Stock Financing

From December 2005 to March 2006, we issued shares of Series E preferred stock at a purchase price of $10.63 per share and warrants to purchase shares of Series E preferred stock with an exercise price of $10.63 per share to investors in a private placement transaction completed in a series of closings, for aggregate gross proceeds of approximately $50.7 million. The securities purchased by investors in this private placement transactions included:

•	Shares of Series E preferred stock that converted into 9,411 shares of common stock and warrants exercisable for 1,882 shares of common stock, issued for an aggregate purchase price of $100,000 to Lon E. Otremba, a member of our board; and

•	Shares of Series E preferred stock converted into 470,588 shares of common stock and warrants exercisable for 141,176 shares of common stock, issued for an aggregate purchase price of $5.0 million to NGN Biomed Opportunity I, L.P. and NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG, both of these funds are affiliated funds of NGN Capital LLC. John R. Costantino, a member of our board, is managing general partner of NGN Capital LLC.

Participation in Initial Public Offering

We completed the initial public offering of our common stock on December 26, 2006, in which we sold an aggregate of 5,290,000 shares of common stock at an initial public offering price of $6.00 per share. NGN Biomed Opportunity I, L.P. purchased 241,833 shares and NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG purchased 174,833 shares of common stock in our initial public offering. Both of these funds are affiliated funds of NGN Capital LLC. John R. Costantino, a member of our board, is managing general partner of NGN Capital LLC.

Issuance of Common Stock for Personal Guarantees

In December 30, 2005, we amended the terms of certain convertible promissory notes issued by us in connection with a bridge financing transaction to, among other things, extend the maturity date of the notes until February 2006. In connection with the amendment, two current members of our board, Christopher J. Reinhard and Daren J. Barone, agreed to provide personal guarantees on the debt under the notes. In January 2006, in consideration for the issuance of these personal guarantees, we issued each of these directors 23,529 shares of common stock, which had a fair market value $10.41 per share on the date of issuance of the personal guarantees.

Employment Arrangements

Information on our employment arrangements with our executive officers is located under the section titled “Employment Arrangements and Severance and Change in Control Benefits” in Executive Compensation below.

Amendments to Outstanding Warrants

In June 2006, certain holders of warrants to purchase shares of our common stock who received these warrants in consideration for their services to us, and certain holders of warrants to purchase common stock and warrants to purchase preferred stock who received these warrants in connection with their investments in our securities, elected to amend their warrants. Before amended, these warrants had terms ranging from five to 10 years from their issuance date. However, the termination date of these warrants would automatically accelerate to the closing date of our initial public offering. As amended, these warrants did not terminate at our initial public offering in December 2006, but will continue in effect under their existing terms until (i) March 15, 2007, in the case of warrants issued to service providers or (ii) the natural expiration date under the terms of the warrants, in the case of warrants issued to investors in our prior financings. The amended warrants include the following warrants held by our directors and executive officers:

•	warrants to purchase 7,058 shares of common stock at an exercise price of $5.31 per share held by Christopher J. Reinhard, our executive chairman of the board;

•	warrants to purchase 4,705 shares of common stock at an exercise price of $5.31 per share held by Dr. Stefan M. Lemperle, our former chief executive officer and a former director and employee;

•	warrants to purchase 240,383 shares of common stock at an exercise price of $4.25 per share held by Creative Microspheres, Inc., a private company beneficially owned by Dr. Stefan M. Lemperle;

•	warrants to purchase 17,647 shares of common stock at an exercise price of $5.31 per share held by Daren J. Barone, a member of our board;

•	warrants to purchase 18,823 shares of common stock at an exercise price of $5.31 per share held by DJB Holdings, LLC, of which Mr. Barone is the managing member;

•	warrants to purchase 4,352 shares of common stock at an exercise price of $8.50 per share held by WB Partners, LP, of which Mr. Barone is a general partner; and

•	warrants to purchase 2,470 shares of common stock at an exercise price of $5.31 per share held by Lisa Bea Alton Anderson, the wife of Russell J. Anderson, our vice president, new products engineering.

Director and Officer Indemnification Agreements

In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and executive officers against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by these individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by these individuals in connection with any proceeding against them with respect to which they may be entitled to indemnification by us. We also intend to enter into these agreements with our future directors and executive officers.

Separation and Termination Agreements with Dr. Gottfried H. Lemperle

In March 2006, we entered into a separation agreement with Dr. Gottfried H. Lemperle in connection with his retirement and resignation as our vice president of research and development, chief scientific officer and director. Under the terms of this agreement, we agreed to pay Dr. Gottfried Lemperle a cash bonus of $70,000 for his performance during fiscal year 2005 and to retain Dr. Gottfried Lemperle as a consultant to us for an initial term of up to 24 months beginning March 15, 2006, subject to an extension for an additional 12 months under certain circumstances. In connection with the separation agreement, Dr. Gottfried Lemperle also entered into a voting agreement with us, pursuant to which he has agreed to vote all shares of voting capital stock owned by him as directed by a majority of our board of directors on all matters presented for a vote of our stockholders. In May 2006, we terminated the consulting arrangement as permitted under the terms of the separation agreement, and we paid Dr. Gottfried Lemperle a lump sum payment of $366,667, the amount to which he would have been entitled had he completed the initial term of the separation agreement. Dr. Gottfried Lemperle no longer provides any services to our company.

Separation Agreement with Dr. Stefan M. Lemperle

In November 2006, we entered into a separation agreement and mutual general release with Dr. Stefan M. Lemperle in connection with his resignation as a director and as an employee. Pursuant to the agreement, we have paid Dr. Stefan Lemperle a severance payment of $250,000, plus an additional $81,250 in lieu of any bonus payments related to fiscal years 2005 and 2006. We also agreed to make severance payments to Dr. Stefan Lemperle in an aggregate amount of $300,000, payable in 12 monthly installments of $25,000 per month, commencing in December 2006, and to provide COBRA coverage to Dr. Stefan Lemperle for a period of 12 months from the date of his resignation. In connection with the agreement, we also amended the terms of the outstanding stock options held by Dr. Stefan Lemperle to provide for the full acceleration of all unvested shares under his stock options, and we have agreed to issue to Dr. Stefan Lemperle a warrant to purchase 1,804 shares of common stock. In consideration for these payments and benefits, Dr. Stefan Lemperle has provided a general release of claims against us and has agreed to cooperate with us in various matters, including assisting us in responding to questions raised by the FDA or other regulatory bodies. Dr. Stefan Lemperle no longer provides any services to our company.

Company Policy Regarding Related Party Transactions

It is our policy that the audit committee approve or ratify transactions involving directors, executive officers or principal shareholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the audit committee on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of March 31, 2007 (or such other date as provided below) based on information available to us and filings with the SEC by (i) each person known to us to own more than 5% of the outstanding shares of our common stock, (ii) each of our directors and director nominees, (iii) each of our named executive officers as defined in Executive Compensation below and (iv) all of our directors and executive officers as a group. Each stockholder’s percentage ownership is based on 16,442,604 shares of our common stock outstanding as of March 31, 2007. The information in this table is based solely on statements in filings with the SEC or other reliable information. All of the share and per share numbers in this section reflect the one-for-4.25 reverse stock split of our outstanding common stock and the conversion of all outstanding shares of preferred stock into common stock, which events occurred in December 2006 in connection with the closing of our initial public offering.

		Percentage of
		Shares
	Number of Shares	Beneficially
Name and Address of Beneficial Owner(1)	Beneficial Owned(2)	Owned

Principal Stockholders
NGN Capital LLC(3)	1,060,224	6.4%
369 Lexington Avenue, 17th Floor New York, New York
Cortina Asset Management, LLC(4)	900,000	5.5%
330 East Kilbourn Avenue, Suite 850 Milwaukee, Wisconsin
Directors, Director Nominees and Executive Officers
Christopher J. Reinhard(5)	279,395	1.7%
Diane S. Goostree(6)	62,861	*
Peter C. Wulff(7)	51,711	*
Larry J. Braga(8)	38,009	*
Adelbert L. Stagg, Ph.D.(9)	34,115	*
Daren J. Barone(10)	152,822	*
John R. Costantino(3)	1,060,224	6.4%
Lon E. Otremba(11)	34,822	*
Stefan M. Lemperle, M.D.(12)**	891,229	5.3%
Gottfried H. Lemperle, M.D., Ph.D.(13)***	403,026	2.4%
All directors and executive officers as a group (8 persons)(14)	1,713,959	10.4%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	Dr. Stefan M. Lemperle resigned as a director and an employee in November 2006. Dr. Lemperle served as our chief executive officer to October 2006.

***	Dr. Gottfried H. Lemperle resigned as a director and as our vice president of research and development and chief scientific officer in March 2006, and stopped providing consulting services to us in May 2006.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Artes Medical, Inc., 5870 Pacific Center Boulevard, San Diego, California 92121.

(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 31, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)	Includes (i) 514,962 shares of common stock held by NGN BioMed Opportunity I, L.P., (ii) 81,938 shares of common stock issuable to NGN BioMed Opportunity I, L.P. upon the exercise of warrants vested as of 60 days following March 31, 2007, (iii) 372,291 shares of common stock held by NGN BioMed Opportunity I GmbH & Co. Beteiligungs KG (iv) 59,237 shares of common stock issuable to NGN BioMed Opportunity I GmbH & Co. Beteiligungs KG upon exercise of warrants vested as of 60 days following March 31, 2007 and (v) 31,796 shares issuable to NGN Capital LLC upon the exercise of options vested as of 60 days following March 31, 2007. NGN BioMed I, GP, L.P., which is the sole general partner of NGN BioMed Opportunity I, L.P., and NGN Capital LLC, which is the sole general partner of NGN BioMed I, GP, L.P. and the managing limited partner of NGN BioMed Opportunity I, GmbH & Co. Beteiligungs KG, each may be deemed to share voting and investment power with respect to all shares held by those entities. John R. Costantino is Managing General Partner of NGN Capital LLC. John R. Costantino disclaims beneficial ownership of the shares held by NGN Capital LLC, NGN BioMed Opportunity I, L.P., NGN BioMed Opportunity I GmbH & Co. Beteiligungs KG and NGN BioMed I, GP, L.P., except to the extent of his pecuniary interest therein.

(4)	Based solely upon a Schedule 13G filed on February 14, 2007 by Cortina Asset Management, LLC containing information as of December 31, 2006, Cortina Asset Management, LLC, a registered investment adviser is the beneficial owner of 900,000 shares. Cortina Asset Management, LLC has sole power to dispose of the 900,000 shares, and has the sole power to vote or direct the voting of 427,728 shares.

(5)	Includes (i) 66,946 shares of common stock held by Christopher J. Reinhard, (ii) 195,293 shares of common stock issuable to Mr. Reinhard upon the exercise of warrants vested as of 60 days following March 31, 2007 and (iii) 17,156 shares of common stock issuable to Mr. Reinhard upon exercise of options vested as of 60 days following March 31, 2007.

(6)	Includes 62,861 shares of common stock issuable to Diane S. Goostree upon the exercise of options vested as of 60 days following March 31, 2007. In February 2007, Ms. Goostree received an option to purchase up to 300,000 shares of common stock at an exercise price of $9.96 per share.

(7)	Includes 51,711 shares of common stock issuable to Peter C. Wulff upon the exercise of options vested as of 60 days following March 31, 2007.

(8)	Includes 38,009 shares of common stock issuable to Larry J. Braga upon the exercise of options vested as of 60 days following March 31, 2007.

(9)	Includes 34,115 shares of common stock issuable to Dr. Adelbert L. Stagg upon the exercise of options vested as of 60 days following March 31, 2007.

(10)	Includes (i) 14,828 shares of common stock issuable to Daren J. Barone upon the exercise of warrants vested as of 60 days following March 31, 2007, (ii) 23,529 shares of common stock issuable to Daren J. Barone upon the exercise of options vested as of 60 days following March 31, 2007, (iii) 69,526 shares of common stock held by DJB Holdings, LLC, (iv) 18,823 shares issuable to DJB Holdings, LLC upon the exercise of warrants vested as of 60 days following March 31, 2007, (v) 21,764 shares of common stock held by WB Partners, LP. and (vi) 4,352 shares issuable to WB Partners, LP upon the exercise of warrants vested as of 60 days following March 31, 2007. Daren J. Barone, a member of our board, is the managing member of DJB Holdings, LLC. and has sole voting and investment power with respect to the shares held by DJB Holdings, LLC. Mr. Barone and Greg Watkins are general partners of WB Partners, LP and share voting and investment power with respect to the shares held by WB Partners, LP. The address of DJB Holdings, LLC is 5776 Ruffin Road, San Diego, California 92123.

(11)	Includes (i) 9,411 shares of common stock held by Lon E. Otremba, (ii) 1,882 shares of common stock issuable to Mr. Otremba upon the exercise of warrants vested as of 60 days following March 31, 2007 and (iii) 23,529 shares of common stock issuable to Mr. Otremba upon the exercise of options vested as of 60 days following March 31, 2007.

(12)	Includes (i) 58,823 shares of common stock held by Dr. Stefan M. Lemperle, (ii) 4,705 shares of common stock issuable to Dr. Stefan M. Lemperle upon the exercise of warrants vested as of 60 days following March 31, 2007, (iii) 82,352 shares of common stock issuable to Dr. Stefan M. Lemperle upon exercise of options vested as of 60 days following March 31, 2007, (iv) 504,966 shares of common stock held by Creative Microspheres, Inc. and (v) 240,383 shares of common stock issuable to Creative Microspheres, Inc. upon the exercise of warrants vested as of 60 days following March 31, 2007. Dr. Stefan M. Lemperle, our former CEO and a former director, is the beneficial owner of the shares held by Creative Microspheres, Inc. Seyed Hadi Sadr, the director and President of Creative Microspheres, Inc., has sole voting and investment power with respect to the shares held by Creative Microspheres, Inc. Dr. Stefan M. Lemperle disclaims beneficial ownership of the shares held by Creative Microspheres, Inc., except to the extent of his pecuniary interest therein. The address for Creative Microspheres, Inc. is c/o Sadr & Barrera, APLC, 401 West A Street, Suite 1815, San Diego, CA 92101.

(13)	Includes (i) 56,058 shares of common stock held by Dr. Gottfried H. Lemperle upon the exercise of warrants vested as of 60 days following March 31, 2007 and (ii) 346,968 shares of common stock held by Opal Investments Management, Inc. Dr. Gottfried H. Lemperle, our former Vice President of Research and Development and Chief Scientific Officer and a former director, is the beneficial owner of the shares held by Opal Investments Management, Inc., Seyed Hadi Sadr, the director and President of Opal Investments Management, Inc., has sole voting and investment power with respect to the shares held by Opal Investments Management, Inc. Dr. Gottfried H. Lemperle disclaims beneficial ownership of the shares held by Opal Investments Management, Inc., except to the extent of his pecuniary interest therein. The address for Opal Investments Management, Inc. is c/o Sadr & Barrera, APLC, 401 West A Street, Suite 1815, San Diego, CA 92101. dress for Creative Microspheres, Inc. is c/o Sadr & Barrera, APLC, 401 West A Street, Suite 1815, San Diego, CA 92101.

(14)	Excludes shares held by Dr. Stefan M. Lemperle and shares held by Dr. Gottfried H. Lemperle as these individuals are no longer providing any services to our company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 (the ”Exchange Act”) and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to us pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, we believe that during fiscal year 2006, such SEC filing requirements were satisfied, with the exception of a late filing of a Form 4 related to an option grant issued to our chief executive officer and president in February 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2007 with respect to the shares of our common stock that may be issued under our equity compensation plans:

				Number of Securities
				Remaining Available for
	Number of Securities to		Weighted Average	Future Issuance Under
	be Issued Upon Exercise		Exercise Price of	Equity Compensation
	of Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in the First Column)

Equity compensation plans approved by stockholders	2,629,724	(1)	$7.31	3,133,037	(3)
Equity compensation plans not approved by stockholders	335,761	(2)	$4.67	—

Total:	2,965,485		$7.01	3,133,037

(1)	Includes (i) options to purchase 25,880 shares of common stock issued pursuant to our 2000 Stock Option Plan, (ii) options to purchase 2,008,844 shares of common stock issued pursuant to our Amended and Restated 2001 Stock Option Plan and (iii) options to purchase 595,000 shares of common stock issued pursuant to our 2006 Equity Incentive Plan.

(2)	Includes (i) options to purchase 29,880 shares of common stock pursuant to individual option grants and (ii) warrants to purchase 305,881 shares of common stock issued to employees, directors and other service providers.

(3)	Consists of shares available for future issuance under our 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2015, subject to certain limitations, by a number of shares equal to the lesser of: (1) 5% of the number of shares of our common stock issued and outstanding on the immediately proceeding December 31, (2) 2,352,941 shares or (3) a number of shares set by our Board of Directors.

EXECUTIVE COMPENSATION

Our compensation program is designed to attract and retain talented employees, motivate them to achieve our key financial, operational and strategic goals and reward them for superior performance. We believe that attracting and retaining high caliber employees and providing them with appropriate performance incentives are critical steps to helping us achieve our corporate goals and build long-term value for our stockholders.

Fiscal year 2006 was a transitional year for us as we prepared for our initial public offering and the commercial launch of our first product, ArteFill®. We completed our initial public offering in December 2006, and began shipping ArteFill to our customers in February 2007. We spent fiscal year 2006 focused on raising funds to support our operations, obtaining final FDA approval for ArteFill and our manufacturing facilities in San Diego and Germany and building a sales and marketing organization to commercialize ArteFill. During fiscal year 2006, we also further strengthened our board and management team, and implemented additional financial and corporate governance controls as we prepared to transition from a private to a public company. Our compensation program and practices evolved as part of this transition as well. As a result, the following discussion provides information regarding our current compensation program, as well as our compensation practices during fiscal year 2006.

All of the share and per share numbers in this section reflect the one-for-4.25 reverse stock split of our outstanding common stock and the conversion of all outstanding shares of preferred stock into common stock, which events occurred in December 2006 in connection with the closing of our initial public offering.

Overview of Compensation Program

The elements of our compensation program are geared toward providing our executives with both short-term and long-term performance incentives, with the overarching goal to motivate our employees to help us achieve our corporate goals and build long-term value for our stockholders. The elements of our compensation program include:

•	Base salary;

•	Performance-Based Cash Bonus Awards; and

•	Stock-Based Incentive Awards.

We also provide our executive officers with insurance and a limited number of additional benefits that are typical for companies in our industry. Each of these compensation elements is described in more detail below.

In determining the relevant amounts for each of these compensation elements to be awarded to our executive officers, our compensation committee considers the following objectives:

•	A Substantial Portion of Executive Compensation Should Be Performance-Based. We believe that a substantial portion of the compensation received by each of our executives should be directly tied to and contingent upon the performance of our company as a whole and the executive’s individual contribution and performance. To support this objective, our compensation committee established a written Annual Bonus Incentive Plan (the “Bonus Plan”) in April 2007. The Bonus Plan is designed to align each eligible employee’s efforts with our key financial, operational and strategic goals by providing an opportunity for the employee to earn an annual cash bonus with amounts determined by our success in achieving our corporate goals and the individual’s success in achieving individual performance goals. The Bonus Plan is described in more detail below.

•	Compensation Should Be Tied to Our Financial Performance and Stockholder Returns. We believe that the compensation our executive officers receive should be tied to our financial performance and the return our stockholders achieve based on our stock price. Under the Bonus Plan, the performance-based cash bonus awards our executive officers are eligible to receive in fiscal year 2007 will be based on our success in achieving corporate goals approved by our board. The performance-based cash bonus awards payable to our executive chairman and our chief executive officer and president are based almost entirely on our success in achieving our corporate goals. Our corporate goals for fiscal year 2007 include sales targets for ArteFill, our operating expenses and our return to stockholders measured by the increase in our stock price.

•	Stock-Based Incentive Awards Should Comprise a Substantial Portion of Executive Compensation. We believe that a substantial portion of executive compensation should be delivered in the form of stock-based incentive awards in order to align the long-term interests of our executive officers with those of our stockholders and to provide a retention incentive to our executive officers.

•	Our Executive Compensation Should Be Competitive and Fair. In order to help us attract and retain talented executives, we believe that our compensation programs should be competitive when compared to our peers but also be perceived as fair, when considered both externally as well as internally.

Compensation Process

In connection with preparing for our initial public offering, our board established a compensation committee in June 2006 comprised of three independent, non-employee directors. Our compensation committee has the primary authority to determine our compensation philosophy, set the compensation levels for our executives for each fiscal year and determine the performance-based cash bonus awards our executives should be paid after the completion of each fiscal year.

At the beginning of each fiscal year, our compensation committee is responsible for setting the compensation for our executives, including base salaries, target performance-based cash bonus awards and stock-based incentive awards. Because we compete with many larger companies for top executive-level talent, our compensation committee generally targets overall compensation for our executive officers at approximately the 50th percentile of the compensation paid to similarly situated executives at our peer group companies. The compensation committee is responsible for approving the corporate goals and individual performance goals for each of our executive officers for purposes of the performance-based cash bonus awards. To assist the compensation committee, our executive chairman, our chief executive officer and president and our senior director of human resources prepare a report recommending base salaries, target performance-based cash bonus awards, stock-based incentive awards, corporate goals for the fiscal year and individual performance goals for each executive. In addition to this report, our compensation committee considers relevant market compensation data. The compensation committee in its sole discretion may accept or adjust the compensation recommendations it is provided by our executive chairman, our chief executive officer and president and our senior director of human resources. No executive officer is allowed to be present at the time his or her compensation is being discussed or determined by the compensation committee.

After the end of each fiscal year, our compensation committee also determines the performance-based cash bonus awards our executive officers should be paid for the prior fiscal year. In making this determination, our compensation committee evaluates our success in achieving our corporate goals during the past fiscal year and evaluates each executive officer’s contributions and success in achieving their individual performance goals during the past fiscal year. To assist in this process, our executive chairman, our chief executive officer and president and our senior director of human resources evaluate and prepare a report for the compensation committee regarding the individual performance of each of our executive officers, other than our executive chairman and our chief executive officer and president who are evaluated directly by the compensation committee. Based on this information, our compensation committee determines what percentage of the individual cash bonus targets each of our executive officers should receive for the past fiscal year.

Market Compensation Data

Our compensation committee considers relevant market data in setting the compensation for our executive officers. In June 2006, our compensation committee considered two market surveys in connection with evaluating the compensation paid to our executive officers during fiscal year 2006: the Radford Pre-IPO Survey and the Top Five Life Sciences Pre-IPO Compensation Survey. Both of these surveys contained competitive market data on executive compensation for privately-held companies. Based on these surveys, our compensation committee concluded that the compensation offered to our executive officers was below the 50th percentile of the compensation offered to executives in comparable private companies. As discussed below, our compensation committee approved additional stock option awards for our executive officers in June 2006 based on this market data.

In the first quarter of 2007, our compensation committee engaged the services of an executive compensation consulting firm, Compensia, Inc. At the request of the compensation committee, Compensia evaluated each element of the compensation we paid to our executive officers during fiscal year 2006 — including base salary, performance-based cash bonus awards and stock-based incentive awards. Compensia also prepared an analysis of competitive market data for our compensation committee using the Radford Global Life Sciences Survey and three industry peer group surveys prepared by Compensia. Based on Compensia’s recommendation, our compensation committee determined that one of the peer group surveys, the “Revenue/Market Cap Peers” survey, was the most appropriate survey to consider in evaluating the salary of our chief executive officer and president. Our compensation committee, again based on Compensia’s recommendation, determined that it should consider both the Radford Global Life Sciences Survey and the Revenue/Market Cap Peers survey in evaluating the salaries of our other executive officers.

The Radford Global Life Sciences Survey provides executive compensation data for companies in the following industries: biotechnology, pharmaceutical, medical device, diagnostic and clinical research organizations. The Revenue/Market Cap Peers survey includes compensation data from the following 18 medical device companies. These companies averaged less than $61 million in annual revenues and had average market valuations of less than $310 million when the survey was prepared.

• Abiomed, Inc.	• Aspect Medical Systems, Inc.	• Biolase Technology, Inc.
• Candela Corporation	• Cepheid	• Cholestech Corporation
• Cutera, Inc.	• Cynosure, Inc.	• Isolagen, Inc.
• Micrus Endovascular Corporation	• Nanogen, Inc.	• Natus Medical Incorporated
• NeuroMetrix, Inc.	• Orthovita, Inc.	• Photomedex, Inc.
• Rita Medical Systems, Inc.	• Staar Surgical Company	• Thermage, Inc.

Based on this market data, our compensation committee concluded that for fiscal year 2006 the base salaries offered to our executive officers were generally below the 50th percentile of these peer companies, the target cash bonus awards for our executive officers were generally at or above the 50th percentile of these peer companies and the stock-based incentive awards held by our executive officers were generally at the 50th percentile of these peer companies.

Components of Executive Compensation

As indicated above, we compensate our executives through a combination of short-term and long-term incentives that are designed to motivate our executives to help us achieve our key financial, operational and strategic goals and build long-term value for our stockholders.

Base Salary

We provide our executive officers with a base salary to compensate them for services provided to us during a fiscal year. In setting base salaries for our executive officers, our compensation committee considers the executive’s position, our success in achieving our corporate goals and the individual’s contribution and performance during the prior fiscal year and relevant market data. The compensation committee also considers the evaluations and recommendations proposed by our executive chairman, our chief executive officer and president and our senior director of human resources. The compensation committee will evaluate and set the base salaries for our executive officers on an annual basis following annual performance reviews, as well as upon a promotion or other change in responsibility.

Fiscal Year 2006.  Although the base salaries for our executive officers were generally below the 50th percentile of our peer companies, our board did not increase the base salaries of our existing executive officers during fiscal year 2006, other than a slight increase in the base salary of our chief legal officer, as a result of our limited financial resources. During fiscal year 2006, we hired several key executive officers, including our current chief executive officer and president, our vice president, marketing and our vice president, U.S. sales and training. The salaries for these executives were negotiated with these individuals during the hiring process, and were generally set at or above the 50th percentile of our peer companies for their respective positions on their date of hire. Our board approved these salaries, which were contained in the respective employment offer letters for these executives.

Fiscal Year 2007.  In setting the base salaries for our executive officers for fiscal year 2007, our compensation committee considered the executive’s position, our success in achieving our corporate goals during fiscal year 2006, the individual performance and contribution of the executive during fiscal year 2006 and the evaluations and recommendations proposed by our executive chairman, our chief executive officer and president and our senior director of human resources. It also reviewed the market survey data provided by Compensia. This data showed that the base salaries for our executive officers, other than the two vice presidents hired during fiscal year 2006, were significantly below the 50th percentile of our peer companies. In February 2007, following its consideration of this data and the other factors discussed above, our compensation committee decided that the base salaries for our executive officers should be increased in order to keep our compensation competitive and bring them closer to the 50th percentile of our peer companies.

For fiscal year 2007, the base salaries for our named executive officers are as follows:

Name and Title	Base Salary

Christopher J. Reinhard, Executive Chairman of the Board	$150,000
Diane S. Goostree, Chief Executive Officer, President and Director	$325,000
Peter C. Wulff, Executive Vice President and Chief Financial Officer	$250,000
Adelbert L. Stagg, Ph.D., Vice President — Regulatory Affairs and Quality	$215,000
Larry J. Braga, Vice President — Manufacturing	$215,000

Performance-Based Cash Bonus Awards

We provide annual performance-based cash bonus awards to our executive officers that are intended to reward them for their performance during a fiscal year. Our compensation committee is responsible for designating the executive officers and other employees eligible to receive a performance-based cash bonus award for an upcoming fiscal year, setting the target and maximum bonus amounts that may be awarded and approving the corporate and individual performance goals and criteria that will be evaluated following the completion of the fiscal year in determining the percentage of the target bonus amounts to be awarded. The target bonus amounts for each eligible employee will generally be set at a percentage of his or her base salary.

Fiscal Year 2006.  In March 2007, our compensation committee approved cash performance bonuses for our executive officers for their services during fiscal year 2006. The table titled “Summary Compensation Table” below shows the bonuses paid to our named executive officers for fiscal year 2006. The bonus payments were based on an assessment by our compensation committee of our achievement of certain corporate performance objectives approved by our board in March 2006 and in October 2006. We achieved seven of the eight objectives set by our board in March 2006 and six of the nine objectives set by our board in October 2006, including: (i) obtaining final FDA approval for ArteFill, (ii) preparing for the commercial launch of ArteFill, (iii) fundraising to support the Company’s operations and (iv) completing our initial public offering. Our compensation committee also considered input from our executive chairman, our chief executive officer and president and our senior director of human resources as well as each executive’s respective performance and contribution during fiscal year 2006. We paid these bonuses in April 2007. Our executive officers had not previously received any cash performance bonuses for their services during fiscal year 2006. In addition, as a result of our limited resources, we did not pay any performance-based cash bonus awards to our executive officers for their services during fiscal year 2005.

Annual Bonus Incentive Plan.  In April 2007, our compensation committee established a written Annual Bonus Incentive Plan (the “Bonus Plan”) for our executive officers and other eligible employees. The Bonus Plan is designed to align each eligible employee’s efforts with our financial, operational and strategic goals by providing an opportunity for the employee to earn an annual cash bonus with amounts determined by overall achievement of corporate goals and individual goals. The Bonus Plan will be governed by the compensation committee. Our chief executive officer and president, with assistance from our senior director of human resources and executive chairman, will be responsible for administrating the Bonus Plan. All employees, including our executive officers, are eligible to participate in the Bonus Plan if they have been a full-time employee for three consecutive months prior to the end the fiscal year, had an acceptable performance rating on their most recent performance review and are not on a performance improvement plan.

Our compensation committee is responsible for setting the target bonus amounts for our executive officers and other eligible employees, and approving the overall target bonus amount that is available under the Bonus Plan. The bonus payments an eligible employee receives will be based on two equally weighted performance measures, corporate goals and individual goals. Our chief executive officer is responsible for establishing specific written corporate goals for the Bonus Plan year, which goals are subject to approval by our compensation committee. Our senior executives will establish departmental goals for each of their respective departments, which goals are subject to approval by our chief executive officer. Our department heads will work with their departments to set the appropriate objectives for their team and individual goals for each eligible employee.

After the end of each fiscal year, the compensation committee will be responsible for setting the actual bonus amounts to be awarded. To assist our compensation committee, each year: (i) our chief executive officer will provide the compensation committee with documentation regarding full or partial achievement of each corporate goal, along with a recommended percentage reflecting our overall achievement of the corporate goals, (ii) each employee will provide a written summary of their success in achieving their individual goals, including a proposed overall percentage accomplishment and (iii) the employee’s supervisor will write a final assessment and determine the overall percent accomplishment (the supervisor’s evaluation will be reviewed by human resources and approved by our chief executive officer). The average of the corporate goals success percentage and the individual goals success percentage will be multiplied by the employee’s target bonus amount to determine the actual bonus amount paid to an employee. Actual amounts payable can range from 0 to 100% of the target amounts, based upon the extent to which performance under each criterion meets, exceeds or is below target. To reward exceptional performance in certain circumstances, the compensation committee may determine that a supplemental bonus in excess of the target bonus is appropriate and justified. However, individual incentive payments are not an entitlement and may be decreased at the sole discretion of the compensation committee. We may terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid.

Fiscal Year 2007.  For fiscal year 2007, the target bonus amounts for our named executive officers are as follows:

	Target as a
	Percentage of	Target Bonus
Name and Title	Base Salary	Amount

Christopher J. Reinhard, Executive Chairman of the Board	50%	$75,000
Diane S. Goostree, Chief Executive Officer, President and Director	50%	$162,500
Peter C. Wulff, Executive Vice President and Chief Financial Officer	35%	$87,500
Adelbert L. Stagg, Ph.D., Vice President — Regulatory Affairs and Quality	30%	$64,500
Larry J. Braga, Vice President — Manufacturing	30%	$64,500

Our board approved nine corporate goals for fiscal year 2007. These goals involve financial, operational and strategic objectives including, but not limited to: our financial performance during fiscal year 2007, including achieving our sales targets, controlling our operating costs in accordance with our plan and increasing our stock price, enhancing the product labelling for ArteFill, increasing our manufacturing capabilities, expanding our product offerings and exploiting the non-strategic applications for ArteFill and our related microsphere technology platform and adding additional qualified directors to our board. Although the corporate and individual performance goals are intended to be achievable, an award of the full target cash bonus amount will require very high levels of both individual and company performance. We believe it is unlikely that we will fully satisfy all the corporate performance objectives set by our board.

Stock-Based Incentive Awards

In addition to our performance-based cash bonus awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards generally consist of options to purchase shares of our common stock. Prior to our initial public offering in December 2006, these awards were made pursuant to our 2000 Stock Option Plan, our Amended and Restated 2001 Stock Option Plan or individual stock option and warrant agreements. Since the completion of our initial public offering, these awards (including those made in fiscal year 2007) will be made pursuant to our 2006 Equity Incentive Plan (which we refer to as our “2006 Plan”). We believe that stock option awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value.

In granting stock option awards to our executive officers, our compensation committee considers the executive’s position, our success in achieving our corporate goals during the prior fiscal year, the individual performance and contribution of the executive during the prior fiscal year, the base salary and other compensation payable to the executive and relevant market data.

Fiscal Year 2006.  In connection with preparing for our initial public offering, our compensation committee considered the compensation we offered to our executive officers and employees during fiscal year 2006. As discussed above, the market data evaluated by our compensation committee showed that the compensation of our executive officers was below the 50th percentile of our peer companies. The compensation committee determined, given the limited cash resources available to us at the time, that it could not raise the base salaries of our executive officers, but that it should compensate our executive officers with additional stock option awards. Accordingly, our compensation committee approved stock option grants under our Amended and Restated 2001 Stock Option Plan to our executive officers as outlined below under the table titled “Grants of Plan-Based Awards.” These additional grants were intended to bring the equity awards held by our executive officers up to the 50th percentile of our peer companies.

Fiscal Year 2007.  In analyzing whether to make additional stock option awards to our executive officers for fiscal year 2007, our compensation committee considered the executive’s position, our success in achieving our corporate goals during fiscal year 2006, the individual performance and contributions of the executive during fiscal year 2006 and the base salary and other compensation payable to the executive. It also reviewed the market data provided by Compensia, which indicated that the equity awards held by our executive officers (other than our chief executive officer and president) were generally at the 50th percentile of our peer companies. Based on the market data provided by Compensia, the compensation committee determined to grant an additional stock option award to our chief executive officer and president, but not to grant additional stock options to our other executive officers at that time.

In February 2007, our compensation committee issued Diane S. Goostree, our chief executive officer and president, a stock option under our 2006 Plan to purchase up to 300,000 shares of common stock at an exercise price of $9.96 per share. To align Ms. Goostree’s compensation with the long term interests of our stockholders, the shares under the option will vest as follows:

•	100,000 shares will vest over the next 48 months based upon her continued service to us, with her obtaining a vested interest in 2,083 shares for each month of continued service;

•	50,000 shares will vest based upon our achievement of certain financial performance targets set in our 2007 operating plan;

•	50,000 shares will vest based upon our achievement of certain financial performance targets set in our 2008 operating plan;

•	50,000 shares will vest based upon our achievement of certain financial performance targets set in our 2009 operating plan; and

•	50,000 shares will vest based upon our achievement of certain financial performance targets set in our 2010 operating plan.

Ms. Goostree must be serving as our chief executive officer and president at the end of a fiscal year in order to be eligible to vest in those shares subject to vesting during the applicable fiscal year based on our financial performance. The board will be responsible on an annual basis for establishing the financial performance targets for each of the 2007, 2008, 2009 and 2010 operating plans for purposes of this option, including any adjustment to the financial performance targets to account for significant changes in our business or strategy. Ms. Goostree’s option has a term of ten years. Any unvested shares under the option will automatically vest in the event of a fundamental transaction, as such term is defined in the 2006 Plan.

Stock and Option Grant Practices

Our compensation committee adopted a policy by which all stock and option awards to new and current employees, including our executive officers, are granted on a quarterly basis at pre-determined meeting dates of the compensation committee, and to the extent possible, after we have released our financial results for the most recently completed quarter or fiscal year end. We do not otherwise have any program, plan or practice regarding the grant of options or stock awards in coordination with the release of material non-public information.

The value of shares underlying any stock grant and the exercise price of any option grant is determined by reference to the fair market value of such shares, which the 2006 Plan defines as the closing price of our common stock on Nasdaq on the date of grant. Prior to completing our initial public offering, the value of shares underlying any stock grant or stock option exercise price was determined by our board. However, because options granted both before and after the completion of our initial public offering have been granted at fair market value, such options only have cash value to the holder to the extent that the stock price of our common stock increases during the term of the option. The majority of our option grants vest over forty-eight months.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our executives with the following benefits:

Health Insurance.  We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.

Life and Disability Insurance.  We provide each of our executives with the same disability and/or life insurance as we make available to our other eligible employees.

Pension Benefits.  We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) contributory defined contribution plan. We do not currently make matching contributions to participants in the 401(k) plan.

Nonqualified Deferred Compensation.  We do not provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

Perquisites.  We limit the perquisites that we make available to our executive officers. Our executives are entitled to few benefits such as relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees.

Sales Incentives Plan

We have established a sales incentives plan for employees in our sales organization. None of our executive officers are eligible to participate in this plan.

Employment Arrangements, Severance and Change in Control Benefits

Employment Arrangements.  We have entered into a director’s agreement with Christopher J. Reinhard, our executive chairman, an employment offer letter agreement with Diane S. Goostree, our chief executive officer and president, and employment agreements with Russell Anderson, our vice president — new products engineering and Lawrence Braga, our vice president — manufacturing.

In June 2004, we entered into a director’s agreement with Christopher J. Reinhard, our executive chairman. This agreement provided for an initial issuance of a warrant to purchase shares of our common stock. Pursuant to the director’s agreement, we also agreed to reimburse Mr. Reinhard for expenses incurred in connection with his services as a director. We did not provide any severance benefits under this agreement.

Our employment offer letter, as amended, with Diane S. Goostree, our chief executive officer and president, provides for, among other things, an initial annual base salary, a signing bonus, eligibility to participate in annual cash bonuses and an initial stock option grant. The employment offer letter provides that Ms. Goostree is an at-will employee. Her employment offer letter provides her with certain severance benefits in the event her employment is terminated other than for good cause, as defined in the agreement, if she resigns for good reason or if her termination results from a change of control, as defined in the agreement. Specifically, in the event of such a termination, Ms. Goostree will receive a lump-sum payment equal to nine months of her then-current annual base salary and nine months of continued health insurance coverage under COBRA, as well as any unpaid salary, earned bonus amounts, unused paid time off and reimbursable business expenses through the date of termination. In the event of a termination in connection with a change of control, any unvested stock options held by Ms. Goostree that would otherwise lapse upon the change of control will be subject to accelerated vesting in the amount that would have vested over the nine months after her termination, subject to board approval. Ms. Goostree has agreed to resign as a director on our board effective immediately upon the date she resigns or is removed from her office as chief executive officer.

Pursuant to their respective employment agreements, each of Messrs. Anderson and Braga is required to devote his full business time to his services to us. The annual base salaries of Messrs. Anderson and Braga are set forth in their respective employment agreements. The employment agreements do not provide for automatic annual increases in salary, but our board may, in its discretion, review the annual base salaries and approve increases to the base salaries. Pursuant to their employment agreements, Messrs. Anderson and Braga received options to purchase common stock at the then-current fair market value under our 2001 Stock Option Plan. We may terminate our relationship with Messrs. Anderson and Braga at any time, with or without cause. Their employment agreements provide each executive with certain severance benefits in the event his employment is terminated other than for good cause, as defined in the agreements. Specifically, in the event of such a termination, the executive will receive three months of salary continuation payments at his then-current base salary and up to three months of medical, dental, long-term disability and retirement benefits as then available to full-time employees (except in the event the executive voluntarily resigns, in which case he will not be entitled to the continuation of medical, dental, long-term disability and retirement benefits). Pursuant to their employment agreements, each of Messrs. Anderson and Braga are also entitled to receive his respective severance benefits described above in the event that we effect a change of control, and the executive resigns as a result of the change of control and the failure of the acquiring or surviving company to agree to his existing employment terms with us.

Severance and Change in Control Benefits.  Other than the contractual severance and change in control benefits described above, we do not offer any kind of severance benefits to our executive officers at this time. In addition, our other employees, including our other executive officers, are employees-at-will and as such do not have any employment agreements with us. However, the terms of our equity incentive plans provide our board with the discretion to determine that outstanding awards will become fully vested upon the occurrence of a change in control. These acceleration provisions are generally applicable to all grants of vesting stock or options made to all of our employees, including our executive officers.

Limitation of Liability and Indemnification of Officers

Our amended and restated certificate of incorporation limits the liability of our executive officers to the maximum extent permitted by Delaware law. Delaware law provides that a corporation may eliminate the personal liability of its executive officers for monetary damages for breach of their fiduciary duties as executive officers, except liability for any of the following acts:

•	breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation also provides that we will indemnify our directors, executive officers, employees and other agents to the fullest extent permitted by the Delaware law.

Our amended and restated bylaws provide that (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware law, subject to certain very limited exceptions, (ii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware law, subject to certain very limited exceptions and (iii) the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our executive officers to give these individuals additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. We intend to enter into indemnification agreements with any new executive officers in the future.

We have obtained directors’ and officers’ insurance providing coverage for all of our executive officers for certain liabilities. We believe that these provisions and insurance coverage are necessary to attract and retain qualified executive officers.

Tax and Accounting Considerations

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to our chief executive officer and our other four highest paid executive officers. Qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met. The non-performance based compensation paid in cash to our executive officers in 2006 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for 2007 will exceed that limit.

The compensation committee has and will continue to periodically review and consider the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. The compensation committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Accounting for Stock-Based Compensation.  We adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” on January 1, 2006, which requires that we recognize as compensation expense the fair value of all stock-based awards, including stock options, granted to employees and others in exchange for services over the requisite service period. For more information regarding our application of SFAS No. 123(R), please refer to “Note 1. Organization and Summary of Significant Accounting Policies — Stock Based Compensation” in the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 30, 2007.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our principal executive officer, our principal financial officer and our next three most highly compensated executive officers for fiscal year 2006. In addition, as required by the SEC’s rules, we have presented information regarding two of our former executive officers who were no longer providing any services to our company at the end of fiscal year 2006. These seven individuals are referred to as our “named executive officers” in this proxy statement. We generally pay bonuses in the year following the year in which the bonus was earned. This table does not include medical, group life insurance or other benefits which we make available to all of our employees.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)

Christopher J. Reinhard	2006	181,699	50,000	367,875	—	599,574
— Executive Chairman of the Board (PEO)(2)
Diane S. Goostree	2006	252,693	228,891	247,500	—	729,084
— President and Chief Executive Officer(3)
Peter C. Wulff	2006	225,000	78,891	85,313	—	389,204
— Executive Vice President and Chief Financial Officer (PFO)
Larry J. Braga	2006	173,269	63,891	45,938	104,829	387,926
— Vice President — Manufacturing(4)
Adelbert L. Stagg	2006	170,000	63,891	45,938	—	279,828
— Vice President — Regulatory Affairs and Quality
Stefan M. Lemperle, M.D.*(5)	2006	285,515	81,250	43,750	634,250	1,044,765
Gottfried H. Lemperle, M.D., Ph.D.**(6)	2006	74,706	—	—	389,744	464,450

*	Dr. Stefan M. Lemperle resigned as a director and an employee in November 2006. Dr. Lemperle served as our chief executive officer to October 2006.

**	Dr. Gottfried H. Lemperle resigned as a director and as our vice president of research and development and chief scientific officer in March 2006, and stopped providing consulting services to us in May 2006.

(1)	We have computed the value of the option awards in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards granted to employees in exchange for services over the requisite service period, which is typically the vesting period.

(2)	Mr. Reinhard’s salary includes $119,000 paid in cash and 5,737 shares of common stock valued at $62,000 issued to Mr. Reinhard in lieu of cash. The value of the common stock is based on the expense amount we recorded for the shares in our financial statements.

(3)	Ms. Goostree joined our company in March 2006 as president, and became our president and chief executive officer in November 2006. Her bonus amount includes a $75,000 signing bonus, a $50,000 bonus to replace a bonus she did not receive from her previous employer as a result of joining our company, and a $104,000 performance bonus for her services during fiscal year 2006.

(4)	Mr. Braga’s other compensation represents our reimbursement of his relocation expenses.

(5)	We entered into a Separation Agreement and General Release with Dr. Stefan M. Lemperle in November 2006. The bonus amount represents a severance payment made to Dr. Lemperle in lieu of a bonus payment pursuant to the terms of this agreement. Other compensation also includes payments made pursuant to this agreement, including $250,000 paid on the effective date of the agreement, $300,000 representing one year salary continuation, $35,000 to reimburse Dr. Lemperle for his legal expenses in connection with the agreement, $40,000 for accrued vacation and $9,000 for health benefits.

(6)	We entered into a Separation Agreement with Dr. Gottfried H. Lemperle in March 2006, and a Termination and General Release Agreement May 2006. Salary includes $41,406 of income we paid to Dr. Lemperle while he was serving as an employee and $33,300 of income we paid to him while he was serving as a consultant pursuant to these agreements. Other compensation includes $23,000 for accrued vacation and $367,000 as severance payments made pursuant to these agreements.

Grant of Plan-Based Awards

The following table sets forth information regarding grants of stock option awards made to our named executive officers during the fiscal year 2006.

		All Other
		Option Awards;	Exercise or Base	Grant Date
		Number of Securities	Price of Option	Fair Value of
		Underlying Options	Awards	Option Awards
Name	Grant Date	(#)	($/Sh)	($)(1)

Christopher J. Reinhard	1/3/2006	35,294	5.31	276,000.00
	6/30/2006	23,608	7.86	26,337.98
	6/30/2006	58,744	7.86	65,537.02
Diane S. Goostree	3/24/2006	82,647	5.31	136,987.47
	3/24/2006	35,000	5.31	58,012.53
	6/30/2006	41,176	7.86	45,937.78
	6/30/2006	5,882	7.86	6,562.22
Peter C. Wulff	6/30/2006	20,024	7.86	22,339.74
	6/30/2006	56,445	7.86	62,972.76
Larry J. Braga	6/30/2006	36,803	7.86	41,059.81
	6/30/2006	4,372	7.86	4,877.69
Adelbert L. Stagg	6/30/2006	18,492	7.86	20,630.37
	6/30/2006	22,684	7.86	25,307.13
Stefan M. Lemperle, M.D.*	6/30/2006	47,058	7.86	43,750.00
Gottfried H. Lemperle, M.D., Ph.D.**	—	—	—	—

*	Dr. Stefan M. Lemperle resigned as a director and an employee in November 2006. Dr. Lemperle served as our chief executive officer to October 2006.

**	Dr. Gottfried H. Lemperle resigned as a director and as our vice president of research and development and chief scientific officer in March 2006, and stopped providing consulting services to us in May 2006.

(1)	The grant date fair value of the stock and option awards has been computed in accordance with SFAS No. 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2006.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexercisable	Price	Expiration
Name(1)	(#)	(#)	($)	Date

Christopher J. Reinhard	152,941	—	5.31	6/7/2009
	35,294	—	5.31	1/3/2011
	—	23,608	7.86	6/30/2016
	10,294	48,450	7.86	6/30/2016
Diane S. Goostree	18,822	63,825	5.31	3/24/2016
	3,234	31,766	5.31	3/24/2016
	5,882	35,294	7.86	6/30/2016
	—	5,882	7.86	6/30/2016
Peter C. Wulff	22,548	24,510	5.31	4/22/2015
	5,882	17,647	5.31	12/15/2015
	794	19,230	7.86	6/30/2016
	8,763	47,682	7.86	6/30/2016
Larry J. Braga	14,704	8,825	4.25	9/15/2014
	5,882	17,647	5.31	12/15/2015
	3,088	5,147	5.31	12/15/2015
	5,146	31,657	7.86	6/30/2016
	—	4,372	7.86	6/30/2016
Adelbert L. Stagg	13,896	17,868	5.31	4/22/2015
	5,882	17,647	5.31	12/15/2015
	1,768	16,724	7.86	6/30/2016
	3,378	19,306	7.86	6/30/2016
Stefan M. Lemperle, M.D.*	35,294	—	1.49	11/16/2011
	47,058	—	7.86	6/30/2016
Gottfried H. Lemperle, M.D., Ph.D.**	—	—	—	—

*	Dr. Stefan M. Lemperle resigned as a director and an employee in November 2006. Dr. Lemperle served as our chief executive officer to October 2006.

**	Dr. Gottfried H. Lemperle resigned as a director and as our vice president of research and development and chief scientific officer in March 2006, and stopped providing consulting services to us in May 2006.

(1)	Please see “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the securities held by our named executive officers.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our named executive officers during fiscal year 2006.

Options Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Christopher J. Reinhard	—	—
Diane S. Goostree	—	—
Peter C. Wulff	—	—
Larry J. Braga	—	—
Adelbert L. Stagg	—	—
Stefan M. Lemperle, M.D.*	35,294	322,500
Gottfried H. Lemperle, M.D., Ph.D.**	55,388	28,125

*	Dr. Stefan M. Lemperle resigned as a director and an employee in November 2006. Dr. Lemperle served as our chief executive officer to October 2006.

**	Dr. Gottfried H. Lemperle resigned as a director and as our vice president of research and development and chief scientific officer in March 2006, and stopped providing consulting services to us in May 2006.

(1)	Value realized on exercise based on amounts reported for tax purposes.

DIRECTOR COMPENSATION

Our compensation committee is responsible for evaluating and recommending to the full board the compensation paid to the non-employee members of our board for their board service. No compensation is paid to any director who is also an employee of our company, including our executive chairman. All of the share and per share numbers in this section reflect the one-for-4.25 reverse stock split of our outstanding common stock and the conversion of all outstanding shares of preferred stock into common stock, which events occurred in December 2006 in connection with the closing of our initial public offering.

Director Fees

In March 2006, our compensation committee approved a compensation program pursuant to which we will pay each of our non-employee directors an annual retainer of up to $24,000, payable in amounts of $5,000 on a quarterly basis, plus an additional $1,000 for each quarterly board meeting attended. We also will pay an additional $12,000 per year to each member of the audit committee, payable on a quarterly basis. No additional compensation is paid to our non-employee board members for their participation on our compensation committee and our nominating and corporate governance committee. We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. The cash compensation paid to our directors may be adjusted from time to time as our board or compensation committee may determine.

Stock Option Awards

We do not have a defined program to grant options or other equity awards to our non-employee directors on an annual basis. Our board or the compensation committee may, at its discretion, implement a program regarding the issuance of stock options or other equity-based awards to our non-employee directors under our 2006 Plan. We have in the past granted our non-employee directors options or warrants to purchase shares of common stock upon their initial election to the board, and for continued board service, including:

Daren J. Barone.  Our board issued Mr. Barone a warrant to purchase 17,647 shares of our common stock upon his election to our board in April 2005. This warrant has a ten-year term, and has an exercise price of $5.31 per share. In December 2005, Mr. Barone received an additional warrant to purchase 11,764 shares of common stock in consideration for his services as a director. This warrant has a five-year term, and has an exercise price equal to

$5.31 per share. Each of these warrants vest in equal monthly installments over forty-eight months from the date of grant. In March 2006, our board granted Mr. Barone an option to purchase up to 23,529 shares of common stock, at an exercise price of $5.31 per share, in connection with his continued service as a director on our board. These options are fully vested. The exercise prices of these warrants and the option were set at the fair market value of our common stock, as determined by our board, on the respective dates of grant.

John R. Costantino.  In November 2006, our board granted NGN Capital LLC an option to purchase up to 31,796 shares of common stock, at an exercise price of $10.63 per share, in connection with Mr. Costantino’s election to our board. These options are fully vested. The exercise price of this option was set at the fair market value of our common stock, as determined by our board, on the date of grant.

Lon E. Otremba.  In March 2006, our board granted Mr. Otremba an option to purchase up to 23,529 shares of common stock, at an exercise price of $5.31 per share, in connection with his election to our board. These options are fully vested. The exercise price of this option was set at the fair market value of our common stock, as determined by our board, on the date of grant.

For a discussion of the compensation we have paid to our employee directors, Christopher J. Reinhard and Diane S. Goostree, please see the section titled “Executive Compensation” above.

Limitation of Liability and Indemnification of Directors

Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation may eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•	breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation also provides that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by the Delaware law.

Our amended and restated bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware law, subject to certain very limited exceptions, (ii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware law, subject to certain very limited exceptions and (iii) the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors to give these individuals additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. We intend to enter into indemnification agreements with any new directors in the future.

We have obtained directors’ and officers’ insurance providing coverage for all of our directors for certain liabilities. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors.

Director Summary Compensation Table

The following table summarizes the compensation we provided to our directors during fiscal year 2006.

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)	($)

Christopher J. Reinhard	—	—	—
Diane S. Goostree	—	—	—
Daren J. Barone	27,000	208,000.00	235,000
John R. Costantino(2)	27,000	238,470.00	265,470
Lon Otremba	27,000	208,000.00	235,000

(1)	Amounts in this column reflect the dollar amounts that were recognized in fiscal year 2006 for financial statement reporting purposes under SFAS No. 123R with respect to option awards granted to our directors in and prior to fiscal year 2006.

(2)	Board fees for the services of Mr. Costantino are paid to NGN Capital, LLC, where Mr. Costantino serves as managing general partner. In addition to the $27,000 in board fees paid to NGN Capital, LLC, an additional $7,800 was reimbursed to NGN Capital, LLC for Mr. Costantino’s travel expenses to attend our board meetings.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed with our management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in the Executive Compensation and Director Compensation sections above. Based on these reviews and discussions, the compensation committee recommended to our board that the Compensation Discussion and Analysis contained in the Executive Compensation and Director Compensation sections above be included in this proxy statement.

Daren J. Barone
John R. Costantino
Lon E. Otremba, Chairman

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by our board, the purposes of the audit committee are to oversee the accounting and financial reporting processes of our company and audits of our financial statements and the effectiveness of our internal controls over financial reporting. The responsibilities of the audit committee include appointing and providing for the compensation of our independent registered public accounting firm. The audit committee consists of three members, each of whom meets the independence and qualification standards for audit committee membership set forth in the listing standards provided by Nasdaq. In addition, our board has determined that Mr. Costantino is an audit committee financial expert.

Management has primary responsibility for the system of internal controls and the financial reporting process. Our independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee appointed Ernst & Young LLP to audit our financial statements for the fiscal year 2006. The audit committee holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the financial statements and risks of fraud. The audit committee is not responsible for planning or conducting audits, or determining whether our financial statements are complete and accurate or in accordance with generally accepted accounting principles.

The audit committee pre-approves all services to be provided by our independent registered public accounting firm, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full audit committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the audit committee may have delegated authority from the audit committee to pre-approve additional services, and such pre-approval is later reported to the full audit committee.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2006 with our management and Ernst & Young LLP, our independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining their independence;

•	based on the foregoing reviews and discussions, recommended to our board that the audited financial statements be included in our 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC; and

•	instructed Ernst & Young LLP that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee met six times in during fiscal year 2006. This report for fiscal year 2006 is provided by the undersigned members of the audit committee.

Daren J. Barone, Chairman
John R. Costantino
Lon E. Otremba

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and is asking the stockholders to ratify this appointment at the annual meeting. In the event that our stockholders fail to ratify this appointment, the audit committee will reconsider its selection. However, the audit committee is not required to appoint a new independent registered public accounting firm if it believes that this action would not be in the best interests of us and our stockholders. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of us and our stockholders.

The following table presents the fees for professional services rendered by Ernst & Young LLP for fiscal years 2006 and 2005:

	Fiscal Year	Fiscal Year
	2006	2005

Audit Fees	200,663	101,293
Audit-Related Fees(1)	749,836	332,017
Tax Fees	—	—
All Other Fees(2)	5,350	7,153
Total	955,849	440,463

(1)	All of the 2005 Audit-Related Fees and $759,836 of the total amount of 2006 Audit-Related Fees involved audit services performed by Ernst & Young LLP in connection with our initial public offering completed in December 2006. The remainder of the 2006 Audit-Related Fees involved audit services performed by Ernst & Young LLP to assist our company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	All Other Fees for fiscal year 2005 consisted of $3,944 in fees related to an analysis of a contract for intellectual property rights and $3,209 in fees related to a review of a private placement memorandum we prepared for a private financing. All Other Fees for fiscal year 2006 consisted of $3,850 in fees related to a review of our Form S-8 Registration Statement and $1,500 in fees related to an analysis of our compliance with certain accounting standards.

All fees paid to Ernst & Young LLP for 2006 were pre-approved by our board. Our audit committee was formed in June 2006 as we prepared for our initial public offering.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the annual meeting, our stockholders will vote on the election of two Class I directors to serve for a three-year term until the annual meeting of stockholders in 2010 and until their successors are duly elected and qualified. Our board has unanimously approved the nomination of Daren J. Barone and Lon E. Otremba for re-election to our board as Class I directors. The nominees have indicated that they are willing and able to serve as directors. If Daren J. Barone or Lon E. Otremba becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by our board. The proxies being solicited will be voted for no more than two nominees at the annual meeting. The Class I directors will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

Our board recommends a vote “FOR” the election of each of Daren J. Barone and Lon E. Otremba as Class I directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies for the election of each of Daren J. Barone and Lon E. Otremba.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

Our board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies in favor of the proposal.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither our board nor management intends to bring before the annual meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournments or postponements thereof, the persons named in the proxy will vote on such matters according to their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our corporate secretary at 5870 Pacific Center Boulevard, San Diego, California 92121. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (i) householding of future company materials or (ii) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Our amended and restated bylaws provide that advance notice of a stockholder’s proposal must be delivered to our corporate secretary at our principal executive offices not later than one hundred twenty (120) days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, the amended and restated bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be a reasonable time prior to our planned mailing of the proxy materials. Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (B) the number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2008 must submit such proposals so as to be received by us at 5870 Pacific Center Boulevard, San Diego, California 92121 on or before January 2, 2008. A copy of the full text of the provisions of our amended and restated bylaws dealing with stockholder nominations and proposals is available to stockholders from our corporate secretary upon written request.

By Order of Our Board of Directors

Diane S. Goostree
Chief Executive Officer and President

San Diego, California
April 27, 2007

PROXY YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY. ARTES MEDICAL, INC. Proxy Solicited by Our Board of Directors for the Annual Meeting of Stockholders to be Held June 12, 2007 The undersigned hereby appoints Karla R. Kelly and Peter C. Wulff, or any one of them, with full power of substitution, proxies to vote at the annual meeting of stockholders of Artes Medical, Inc. (the “Company”) to be held on June 12, 2007, at 9:00 a.m. (Pacific Daylight Time), and at any adjournments or postponements of the annual meeting, hereby revoking any proxies heretofore given, to vote all shares of our common stock held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the annual meeting. (Continued and to be marked, dated and signed on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side) s FOLD AND DETACH HERE sYou can now access Artes Medical, Inc. accounts online. Access to Artes Medical, Inc. shareholder/stockholder accounts is available online via Investor ServiceDirect® (ISD). Mellon Investor Services LLC, Transfer Agent for Artes Medical, Inc., now makes it easy and convenient to get current information on shareholder accounts. • View account status • View payment history for dividends • View certificate history • Make address changes · View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.melloninvestor.com For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE FOR WITHHOLD All nominees listed AUTHORITY (except as indicated below) to vote (as to all nominees) FOR AGAINST ABSTAIN 1. To elect Daren J. Barone and Lon E. 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm Otremba as Class I directors, to hold for the fiscal year ending December 31, 2007. office until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified. 3. To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting. To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below. The board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Signature(s) x Date: , 2007 Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign. s FOLD AND DETACH HERE sWE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date. Internet or telephone vote authorizes the named proxies to vote in the same manner as if marked, signed and returned on the proxy card. INTERNET TELEPHONE http://www.proxyvoting.com/xxxx 1-866-540-5760 Use the Internet to vote the proxy. OR Use any touch-tone telephone to Have the proxy card in hand vote the proxy. Have the proxy when accessing the web site. card in hand when calling. If voting by Internet or by telephone, you do NOT need to mail back the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Choose MLinkSM for fast, easy and secure 24/7 online access to future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor SeviceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.